Exhibit 10.2

PURSUANT TO AND IN ACCORDANCE WITH ITEM 601(B) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CORN PROCUREMENT AGREEMENT

This Corn Procurement Agreement (this "Agreement") is made and entered into to be effective as of January 24, 2020 (the "Effective Date") by and between Lincolnway Energy, LLC, an Iowa limited liability company ("LWE") and Innovative Ag Services Co, a cooperative under the laws of the State of Illinois ("Seller") (LWE and Seller may hereinafter from time to time be referred to, individually, as a "Party," and collectively are the “Parties” to this Agreement.

RECITALS

A.
LWE owns and operates an ethanol manufacturing plant (the "Plant") and related storage facilities (collectively, the "Facility") in Nevada, Iowa, which it operates in support of its ethanol production system;

B.	The acquisition of a steady and reliable supply of corn is essential to the use and operation of the Plant and the Facility;

C.	LWE needs a willing business partner with a valid Iowa Grain Dealers License to procure corn for LWE from Producers who do not have a valid Iowa Grain Dealers License (“Producers”); and

D.
The Parties have discussed, negotiated, and agreed on a corn procurement arrangement between the Parties to provide LWE with a steady and reliable supply of Producer corn, pursuant to the terms and conditions to be set forth hereinafter.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged and agreed, the Parties hereby agree as follows:

1.	The Facility. The Parties hereby acknowledge, understand, agree, and accept that

(a)   the Facility consists of a corn receiving and storage operation;  and

(b)   located at the Facility is a truck scale that meets the requirements for certification by the Iowa Department of Agriculture and Land Stewardship and moisture testing and grading equipment for grading corn delivered to the Facility.

2. Regulatory and Licensing of the Facility. LWE will be responsible for satisfying all conditions and requirements associated with or necessary for the procurement and maintenance of all necessary licenses, including all legal and regulatory requirements, as required by any governmental authority with jurisdiction over the Plant and Facility, including without limitation the federal, state, or local governmental unit.

3. Operating Expenses. Except as expressly provided in this Agreement, LWE shall pay all costs associated with the operation of the Plant and Facility, including utilities, maintenance, repairs, capital improvements, real estate taxes, maintenance of access roads, and depreciation.

4. Requirements Contract.  Except as otherwise provided in this Agreement, LWE shall buy from Seller and Seller shall sell to LWE pursuant to this Agreement all of the Producer corn LWE needs for the operation of the Plant during the term of this Agreement and run-out period after the Agreement terminates.  Notwithstanding the foregoing, Seller shall not be held liable for failure of delivery of necessary quantity of corn as required to meet the Plant’s ethanol production schedule.  LWE hereby promises, agrees, represents, warrants and covenants that LWE maintains full responsibility for sourcing and arranging for delivery of all corn needed to supply the Plant, and LWE is solely responsible to cover holiday weekends, anticipation of abnormal weather conditions, or other events likely to disrupt corn delivery.

5. Corn Standards.  LWE may establish, change, modify, and amend, from time to time, standards for accepting or rejecting corn delivered to the Facility as well as schedules for applicable discounts for corn which may be accepted even though it does not meet LWE's standards. LWE may reject any delivery of corn that does not meet its quality standards.  Seller will utilize the LWE discount schedule and pass through any and all discounts per the LWE discount schedules to Producers for the Producer corn it purchases per this Agreement. LWE shall consult with Seller before LWE establishes or changes such standards and schedules. A change in the standards for accepting corn or in the applicable discounts shall not apply to corn delivered to fulfill a contract to purchase corn between the Parties that is outstanding at the time of the change in standards or discounts. LWE acknowledges that it has primary responsibility to verify whether or not corn delivered to the Facility satisfies LWE's quality standards for acceptance so long as LWE's employees are solely responsible for inspecting the quality of each load at the time of delivery. SELLER DISCLAIMS ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES AS TO THE CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, SAFETY OR ANY OTHER ASPECT OF THE CORN SOLD UNDER THIS AGREEMENT.

6. Corn Receipts.

a.
Seller’s Obligations. Seller shall locate a computer at the Facility, and provide the necessary software into its computer system (“Seller’s Grain Accounting System”).  Seller shall pay for all Producer corn delivered to the Facility.

b.	LWE’s Obligations.

1.
LWE will provide necessary computer hardware and high-speed internet access with a firewall configuration acceptable to Seller to allow LWE to access Seller’s Grain Accounting System.  LWE understands that all logon identifiers and passwords provided to LWE for access into the Seller’s Grain Accounting System and any information that is accessed or acquired with said credentials is deemed Confidential Information of Seller.  LWE is responsible for maintaining the confidentiality of such logon identifiers and passwords and shall be fully responsible for all activities that occur under such logon credentials.  LWE agrees to immediately notify Seller of any unauthorized use of such logon credentials, and to ensure that its authorized users exit from their account at the end of each session.

2.	LWE shall arrange for all purchases and deliveries of corn to the Facility.
3.
LWE shall staff the Facility with its employees and shall be responsible for all aspects of the physical receipt of corn into the Facility, including corn inspection, operation of the truck scale, giving scale tickets to the delivering party, operation of the moisture testing and grading equipment. LWE shall maintain the roadways at the Facility so that corn can be delivered to the Facility.

4.	LWE shall maintain the truck scale, moisture testing and grading equipment so that it meets the requirements of the Iowa Department of Agriculture and Land Stewardship.
5.
Each day, LWE will enter each and every scale ticket to include at minimum entry of weights, grades, and delivering party information for Producer corn delivered to the Facility and accepted by LWE into the Seller’s Grain Accounting System.

7.
Ownership, Storage, and Sale of Corn.  LWE and Seller hereby acknowledge and agree that, unless otherwise provided in this Agreement: (a) LWE will own and retain title to the corn delivered to the Facility and inventoried at the Facility; (b) LWE shall be responsible to pay the Iowa Grain Handlers Tax for all corn received and in the Facility; (c) LWE may remove corn from the Facility into the Plant at any time in its sole discretion; (d) ownership and title to the corn will transfer from Seller to LWE when the corn is delivered and accepted by LWE.

8.	Merchandising Strategy. LWE will have the right to establish and revise its merchandising strategy subject to the terms and conditions hereof.
a.	LWE reserves the right to procure and contract non-Producer corn in accordance with its merchandising strategy.
b.
LWE can  procure and contract Producer corn to be delivered no more than eight complete calendar months into the future from the month the contract is written, therefore there should never be any Producer contracts with delivery dates greater than 276 days from the issue date without prior written approval, with the exception of the initial contracts per Section 13(e).

c.
LWE will only contract with Producers Priced Contracts and Basis Contracts for the duration of this Agreement with the exception of the initial contracts per Section 13(e).  As used herein, the term Priced Contracts refers to a contract that allows the grower to lock in a specific price for a predetermined delivery period.  A Priced Contract would always have the Futures Month, Basis, and Cash Price. A Basis Contract refers to a contract that is made based on the spread between the cash and futures market for a predetermined delivery period.  Basis Contracts become price contracts before delivery when the futures price is set, and the resulting cash price is calculated.

i.
Each day, LWE will enter all pertinent details of corn purchase contracts entered into with Producers in Seller’s Grain Accounting System on Producers account at a mutually agreeable time to not affect Seller’s Long/Short reporting.  If Producer is not expected to deliver the corn within the next week, LWE will mail a copy of the corn contract to the Producer.

ii.
Each day, LWE will summarize the corn purchase contracts by contract type and delivery period.  LWE will utilize this summary to enter offsetting sales contract by contract type and delivery period from Seller to LWE in Sellers’s Grain Accounting System.

iii.
Each day, LWE will reconcile and affirm to Seller that all Producer purchase contracts have been entered and all corresponding Sales contracts have been entered into Seller’s Grain Accounting System on a “back to back” basis per Section 9.

d.	Any changes to the merchandising terms and conditions need to be approved in writing by Seller prior to implementation.

9.
Hedging Activity/Risk Management – LWE and Seller hereby acknowledge and agree that LWE solely retains the responsibility and risk for hedging or off-setting any changes in corn futures price vs. the futures prices contracted on all corn purchases of LWE.  LWE agrees to offset all priced contract corn purchases including non-Producer and Producer bushels by placing timely short corn hedge positions on the board in the corresponding option month as the purchase bushels.   LWE will provide to Seller on a weekly basis adequate assurance of LWE’s total hedge position to include a summary of all non-Producer and Producer priced contracts by option month and their corresponding broker statements to show the offsetting short corn hedge positions.  At no time through the duration of this Agreement should the total purchased bushels be different than the total short corn hedge position bushels by more than 10,000 bushels.  Furthermore, LWE and Seller expressly agree that all Producer purchase bushels and corresponding sales contracts will be “back to back” in total on a daily basis so that Seller does not have any net risk in any corn bushels purchased from Producer and sold by Seller to LWE.

10.	Accounting and Payment.
a.
By the end of business on each business day, LWE will have entered all of the Producer scale ticket information per Section 6. B (5) into the Seller’s Grain Accounting System on account of each Producer.

b.
By the end of business on each business day, LWE will apply all scale tickets of Producer corn to Producers Contract in Seller’s Grain Accounting System.  For weights and grading purposes, each scale ticket stands alone and will not be averaged with other scale tickets.

c.
If a Producer delivers more corn bushels than they have contracted,  LWE will “Spot” these bushels by entering a new contract into the Seller’s Grain Accounting System on said Producers account at the current bid price for the bushels in excess of their contract.

d.
LWE will summarize all bushels that were Spotted each day.  LWE will enter one sales contract for the total spot bushels at the current bid price each day into the Seller’s Grain Accounting System for Seller to Sell and LWE to buy those bushels at the current bid price.

e.
If any Producer delivers less corn bushels than they have contracted and LWE agrees to let them out of their remaining corn bushel contract,  LWE will need to reduce the back to back purchase with Seller for the same delivery period by the same quantity of undelivered bushels.

f.
By 10:00 AM on each business day or the next business day in the event of a weekend or holiday, LWE shall report to Seller the quantity of corn delivered and accepted by LWE for the previous day, the amount owed to Seller for those bushels, and the “Payable” LWE will calculate as the amount owed for the previous days bushels received by applying the delivered corn to the oldest open purchase contract with Seller for each respective delivery period. LWE will provide adequate detail to Seller for Seller to apply to its own account.

g.	LWE will set up an Automated Clearing House (“ACH”) payment for the Payable to be paid to Seller’s account the same business day.
h.	Seller will receive the ACH and apply to open sales contracts with LWE per the detailed payment summary as provided in 10 (f).
i.	Each business day, Seller and LWE will work together to ensure that all contracts have been completed on a back to back basis, and that there is no impact to Seller’s Daily Long/Short report.

j.	LWE will communicate with Seller to inform when Producer contracts are full for Seller to settle the Producer corn contracts.
k.	Seller will not set up ACH payments for Producer payments for the duration of the Agreement.

11.
Procurement Fee – Seller and LWE hereby acknowledge and agree that LWE will compensate Seller $[*]/bushel for all Producer bushels delivered to LWE per this Agreement. LWE will calculate this fee by the end of the second day of the calendar month for the previous month’s activity and will include the procurement fee in the next possible ACH payment from LWE to Seller, and forward the fee calculation to the Seller.

12.
Deposit – Upon inception of this Agreement, LWE will advance $250,000 to Seller as a deposit on their account with Seller.  This deposit will assure LWE’s timely payment for the corn purchased hereunder pursuant to the terms and conditions hereof and the applicable corn contracts and will remain on account with Seller until all terms and conditions of this Agreement have been reached.  This deposit will not earn interest.

13.	Onboarding – LWE and Seller acknowledge and agree on the following as it relates to the initial onboarding of the Agreement.

a.	Due to the initial start-up time and efforts with the Agreement, the minimum amount due from LWE to Seller under Section 11 is $25,000.
b.
Upon execution of the Agreement, LWE will provide a complete customer list of all customers that have open contracts with LWE.  The list is to include LWE’s customer #, complete customer legal name, address, phone #, and any current active lienholders with specifics on lienholder indemnification per Section 16.

c.	LWE will provide a detailed listing of open Producer purchase contracts to be assigned to Seller.
d.	Seller will accept as assignee all current Producer purchase contracts for the month of signing and two additional delivery months.
e.
Seller will accept as assignee months beyond two additional delivery months if the contracts were on the original contract listing provided by LWE to Seller on or about Jan. 6th 2020 and is attached for reference.

f.
LWE will transfer the Priced purchase contracts as back to back contracts with Seller, thus LWE will maintain and price risk associated with the futures price change and the futures price on the contracts.

g.
Seller will accept as assignee the HTA purchase contracts that LWE has, LWE will transfer the related hedges to Seller’s account.  Any differences in the hedge position and the HTA contract futures prices assigned will be settled up with Seller paying LWE if the hedge value is less than the contract price, and LWE paying Seller if the hedge value is more than the contract price.

h.
Seller will accept as assignee the basis purchase contracts that LWE has, and LWE will immediately enter into basis purchase contracts with Seller for same bushel quantity, basis levels, and delivery periods.

i.
Communication with Producers is an important aspect for the success of this Agreement.  Any mass communication with Producers that is sent on behalf of or in reference to the other Party must be approved in advance by the referenced Party prior to the communication.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

14.	Insurance.
Seller's Insurance. Seller shall obtain and maintain at its costs the following insurance pursuant to policies that are reasonably acceptable to LWE:

i.
Commercial general liability insurance that contains broad form contractual liability with a combined single limit of not less than $2,000,000, which must include coverage for bodily injury and property damage caused by Seller or its employees. Seller will have LWE listed as an additional named insured under this policy.

LWE's Insurance. LWE shall obtain and maintain at its costs the following insurance pursuant to policies that are reasonably acceptable to Seller:

i.
Commercial general liability insurance that contains broad form contractual liability with a combined single limit of not less than $2,000,000, which must include coverage for bodily injury and property damage caused by LWE or its employees. LWE will have Seller listed as an additional named insured under this policy.

ii.	Casualty insurance insuring the replacement value of the Facility against losses from fire, theft, vandalism or other casualty.

15.
 Term. Subject to the terms and conditions of this Agreement, this Agreement shall be in effect commencing on the Effective Date and continue thereafter unless and until terminated on the earliest of the termination dates determined as follows (the "Term"):

(i)    Either Party may terminate this Agreement with or without cause by a written notice of termination provided to the other Party, in which event, this Agreement  will terminate  on the thirtieth (30th day) after the notice of termination was received by the other Party.

(ii)   If either Party materially breaches a term or condition of this Agreement, the other non-breaching Party may deliver to such breaching Party a notice of default specifying the nature of the default. Unless the default is cured to the satisfaction of the non-breaching Party within fifteen (15) days, this Agreement will terminate on the fifteenth (15) day after the notice of default was received by the breaching Party. In addition to such right to terminate this Agreement, the non-breaching Party may exercise any and all rights and remedies that such Party is entitled to under any and all applicable law or in equity. Nothing herein shall be construed to prohibit any Party from seeking injunctive or other equitable relief to prevent recurring material defaults during the time afforded such breaching Party to cure a default.

(iii)  If Seller does not receive a payment required by Section 10(g) prior to the end of the business hours of the next banking day, then Seller may immediately terminate this Agreement by giving a notice of termination to LWE.

(iv)  If Seller does not receive adequate assurance that the total priced purchase contract bushels of LWE are appropriately offset by short corn hedged positions as required by Section 9, then Seller may immediately terminate this Agreement by giving a notice of termination to LWE.

15.
Termination. Upon the termination of the Agreement, LWE will no longer contract and arrange for delivery of Producer corn on behalf of Seller.  Seller will maintain and deliver on the remaining Producer purchase contracts and the corresponding sales contracts to LWE. If after termination LWE creates additional sales contracts with the same individual Producers as Seller already has contracts for, LWE agrees that all delivered bushels get delivered on Producers account with Seller until all of Sellers contracts with Producers have been filled.

16.
Indemnification. LWE shall indemnify, defend and hold Seller harmless from and against any and all costs, liabilities,  losses, and expenses  (including, but not limited to, reasonable attorneys' fees) resulting from any claim, suit, action, or proceeding brought by any third party against Seller alleging (i) personal injury caused by the negligence or willful misconduct of LWE; or (ii) matters arising on account of a material breach by LWE of its obligations under this Agreement; or (iii) for incomplete customer lienholder records provided to Seller from LWE for initial Producer set-up and continued lienholder maintenance communication for the duration of the Agreement and run-out period.

17.
Confidential Information.  It is understood and agreed that both Parties may provide certain information that is and must be kept confidential.  To ensure the protection of such information it is agreed that.

a.
For purposes of this Agreement, "Confidential Information" shall mean any and all non-public information, including, without limitation, business information relating to proprietary ideas and inventions, trade secrets, existing and potential customers, clients, marketing, and current or future business plans and models.

b.	Both Parties agree not to disclose the Confidential Information obtained from the discloser to anyone unless required to do so by law.

c.	This Agreement is to remain in effect for two (2) years from signing or until mutually cancelled. Confidentiality obligations survive any expiration or termination of this Agreement.

d.
This Agreement states the entire agreement between the Parties concerning the disclosure of Confidential Information. Any addition, modification, or transfer of this Agreement must be made in writing and signed by both Parties.

18.	Miscellaneous.

a.
Independent Contractor Relationship. The Parties hereto agree that the relationship created by this Agreement is not that of employer-employee, nor shall anything herein be construed to establish any kind of partnership, joint venture, employment, franchise, or agency between the Parties, and neither Party shall make any representation to the contrary.  The relationship of the Parties is as a buyer and seller of com and independent contractors.  Under no circumstances shall Seller be liable for any of the debts or obligations of LWE.

b.	Compliance with Law. Each Party represents and warrants that at all times during the Term hereof it will comply with all applicable law with respect to performance of the terms and conditions hereof.

c.
Force Majeure. In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of a Party and affecting the conduct of its business to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing, or other operations, that Party shall be excused from performance during the period that its business or operations are so affected. However, the Party not subject to the force majeure event may, during such period, accept performance from the other Party or a third party as it may reasonably determine under the circumstances.

d.
Modification. This Agreement may be amended or modified only by the written mutual consent of the Parties. Except as so amended or modified, this Agreement represents the entire agreement of the Parties.

e.
Binding Effect; Assignment. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective representatives, successors and assigns. Any transfer, assignment or delegation, in whole or in part, of this Agreement shall require the advance written consent of both Parties.

f.
Waivers. No waiver of a breach of any of the Agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

g.
Notices. All notices, demands, or requests from one Party to another may be personally delivered or sent by mail, certified or registered, postage prepaid, to the addresses stated in this section, and shall be deemed to have been given at the time of personal delivery or forty-eight (48) hours after the time of mailing.

i.	All notices, demands or requests shall be given to LWE at:

Lincolnway Energy, LLC
59511 W. Lincoln Hwy
Nevada, IA 50201
Attn: CEO

ii.	All notices, demands or requests shall be given to Seller at:

Innovative Ag Services Co.
Attn: CFO
2010 South Main St.
Monticello, IA 52310

h.
Severability.   In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

i.
Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Iowa, and shall, in all respects, be governed in accordance with the laws of said state, regardless of the conflict of law principles customarily applied by the courts of any jurisdiction.

j.
Headings and Captions. The headings and captions of the titles, articles, sections, and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.

k.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

l.
Confidentiality. Each of the Parties shall keep all information, data, and items included in this Agreement confidential and shall not disclose or otherwise use any of the same without written prior consent by the other Party.

IN WITNESS WHEREOF, Seller and LWE have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Seller:
Innovative Ag Services Co.

By:	/s/ Brenda Hoefler
Name:	Brenda Hoefler, CFO

LWE:
Lincolnway Energy, LLC

By:	/s/ Jeff Kistner
Name:	Jeff Kistner, Interim CFO

Original Contract Listing

[*]

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.